Exhibit (a)(18)

From: stock.admin@bluecoat.com

Date: May 4, 2007

Subject: Follow-up Meeting Announcement for Tender Offer

We are pleased to announce that Blue Coat’s Tender Offer is ongoing until May 29, 2007 at 11:59 p.m. Pacific Time (unless we extend or terminate it). The Tender Offer will provide an affected employee with the opportunity to avoid the potentially adverse tax consequences under Section 409A of the Internal Revenue Code the employee may otherwise incur with respect to the employee’s retroactively priced options. The specifics of the program are described in the Offer to Amend Eligible Options. You may obtain a copy of the relevant documents by logging on to the Tender Offer website at https://toadmin.bluecoat.com. We urge you to read the Offer to Amend Eligible Options very carefully.

Options will remain subject to potentially adverse tax consequences under Section 409A until the close of the Tender Offer and the official amendment of such options on the first business day following the expiration of the Tender Offer. Therefore, we remind you that should you exercise your tendered options prior to the amendment of your tendered options, you will be solely responsible for any taxes, penalties or interest you may incur under Section 409A.

INFORMATIONAL MEETINGS: We will be holding a series of interactive, informational sessions (with a WebEx simulcast of each meeting) about the Tender Offer and Section 409A at our Corporate Headquarters beginning on Friday, May 4, 2007. The purpose of these meetings will be to properly and thoroughly explain the steps each employee must take to fully participate in the tender offer as well as answer any questions you have about 409A’s impact on your Blue Coat compensation. Each meeting will be between 30 and 45 minutes long.

Please plan to attend one of the informational sessions. The dial in number for those unable to attend the live session will be the same for each meeting and is as follows: (866) 205-4008; access code XXXXXXX. Each meeting will have a unique WebEx conference login and those are specified below.

Where: BCSI Sunnyvale – 1st Floor Cafeteria

Dates/Times (All times Pacific Daylight Time):

Friday, May 4 – 11:30 a.m.

To join the online meeting

1. Go to https://bluecoat.webex.com/bluecoat/j.php?ED=93159662&UID=0

2. Enter your name and email address.

3. Enter the meeting password:

4. Click “Join”.

Monday, May 7 – 11:30 a.m

To join the online meeting

1. Go to https://bluecoat.webex.com/bluecoat/j.php?ED=93159787&UID=0

2. Enter your name and email address.

3. Enter the meeting password:

4. Click “Join”.

Tuesday, May 8 – 11:30 a.m.

To join the online meeting

1. Go to https://bluecoat.webex.com/bluecoat/j.php?ED=93159907&UID=0

2. Enter your name and email address.

3. Enter the meeting password:

4. Click “Join”.

Monday, May 21 – 11:30 a.m.

To join the online meeting

1. Go to https://bluecoat.webex.com/bluecoat/j.php?ED=93160022&UID=0

2. Enter your name and email address.

3. Enter the meeting password:

4. Click “Join”.

If you have trouble accessing the Tender Offer website at https://toadmin.bluecoat.com, if you believe you have not received the necessary documentation in connection with the tender offer, or if you have any questions about the documentation you have received, please send your question in an e-mail to stock.admin@bluecoat.com.

Participation in the tender offer is voluntary, and may enable you to eliminate or reduce the potentially adverse personal tax consequences you may otherwise incur with respect to your Eligible Options under Section 409A and similar state tax laws.